Exhibit 23.9

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Goldrich Mining Company of our report dated April 8, 2008 relating to the financial statements of Little Squaw Gold Mining Company, which appears in such Registration Statement.  We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/ DeCoria, Maichel & Teague, P.S.

Spokane, Washington

August 5, 2008